CONSENT TO
TRANSFER OF LEASE

June 20, 2006

Reference is made to that certain Lease Agreement, dated August 24, 2005, by and among Petals Decorative Accents LLC (“Petals”), Oscar Smith and Peggy Smith in connection with certain premises consisting of a warehouse building of approximately 54,000 square feet, and an adjacent paved parking area located at 1108 Vaughn Drive, Portland Tennessee 37148 (the “Lease”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.

Petals desires to enter into a Contribution Agreement with Immunotechnology Corp. Inc. (“Immuno”), whereby Petals shall assign all its assets and delegate certain of its obligations, including the Lease, to Immuno and Immuno shall assume such assets and obligations in exchange for the issuance of ninety five percent (95%) of the shares of common stock of Immuno to Petals (the “Contribution”). It is intended that such transaction qualify as a tax free contribution of assets pursuant to Section 351 of the Internal Revenue Code.

Petals hereby requests that Oscar Smith and Peggy Smith consent to, and by their signature below they hereby do consent to, the transfer of the Lease as part of the Contribution. Notwithstanding the above, Oscar Smith and Peggy Smith expressly reserve all rights under the Lease.

ACCEPTED AND AGREED:

OSCAR SMITH

/s/ Oscar Smith

PEGGY SMITH

/s/ Peggy Smith